Exhibit 99.1

EFI Receives Additional Nasdaq Notice

Foster City, Calif. – May 22, 2007 – Electronics For Imaging, Inc. (“EFI”) (Nasdaq: EFII) today announced that it received an additional Nasdaq Staff Determination notice on May 14, 2007 for failure to comply with Nasdaq Marketplace Rule 4310(c)(14) because EFI has not timely filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

As previously announced by EFI on May 7, 2007, based on information obtained by the Special Committee of EFI’s Board of Directors relating to a portion of EFI’s historical option grants, and EFI’s expectation that the difference between the recorded grant dates and the actual measurement dates for the grants will result in material non-cash, stock-based compensation expense, EFI expects to restate previously issued financial statements as necessary. EFI has not yet determined the aggregate amount of the additional non-cash compensation expense it will be required to record or the additional expense to be recorded in any particular fiscal period. EFI is currently working on the anticipated restatement and plans to become current in its public filings with the Securities and Exchange Commission as soon as practicable. Accordingly, EFI was unable to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 by the deadline for such filing. EFI’s failure timely to file its Form 10-Q serves as an additional basis for delisting EFI’s common stock from The Nasdaq Global Select Market.

Also as previously announced, the Nasdaq Listing and Hearing Review Council notified EFI on May 14, 2007 that it has stayed the action to suspend EFI’s securities from trading on The Nasdaq Stock Market pending further action by the council.

Forward-Looking Statements

This press release contains forward-looking statements concerning EFI’s investigation of its stock option grant practices, the determination that differences in actual measurement dates for certain stock options compared to the recorded measurement dates for those options will result in material non-cash, stock-based compensation expense, EFI’s restatement of previously issued financial statements, EFI’s intent to become current its in its public filings with the Securities and Exchange Commission and EFI’s efforts to maintain its Nasdaq listing. There can be no assurance concerning the outcomes of the stock option review or EFI’s ability to become current in its filings or to maintain its Nasdaq listing. Forward-looking statements are made as of the date of this press release and, except as required by law, EFI does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About EFI

EFI (www.efi.com) is the world leader in color digital print servers, superwide format printers and inks, and commercial and enterprise print management solutions. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; superwide digital inkjet printers, UV and solvent inks; industrial inkjet printing systems, print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.

EFI is a registered trademark of Electronics For Imaging, Inc. in the U.S. Patent and Trademark Office and/or certain other foreign jurisdictions.

Contact:

EFI Chief Financial Officer
John Ritchie, 650-357-3500 john.ritchie@efi.com